Exhibit 99.1

NEWS RELEASE

Graham Corporation    20 Florence Avenue    Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports

Third Quarter Fiscal 2013 Sales Increase 5%

•	Third quarter sales were $25.6 million; Net income, excluding benefit of reserve reversal, grew 26% compared with the prior-year third quarter

•	Received $24.6 million in orders during quarter; Backlog at $90.7 million

•	Cash and investments of $55.1 million, up $8.3 million from trailing quarter

•	Full-year revenue expectation adjusted to range of $102.5 million to $107.5 million

BATAVIA, NY, February 01, 2013 – Graham Corporation (NYSE MKT: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear energy facilities, today reported its financial results for its third fiscal quarter ended December 31, 2012. Graham’s current fiscal year (“fiscal 2013”) ends March 31, 2013.

Net sales in the third quarter of fiscal 2013 were $25.6 million, up 5.4% from net sales of $24.3 million in the third quarter of the fiscal year ended March 31, 2012 (“fiscal 2012”). Net income was $3.0 million, or $0.30 per diluted share, compared with $1.6 million, or $0.16 per diluted share, in the prior-year’s third quarter. Excluding a $975 thousand, or $0.10 per diluted share, benefit associated with the reversal of a reserve related to Graham’s wholly-owned subsidiary, Energy Steel, net income increased 26.3% to $2.1 million, or $0.21 per diluted share, over the prior-year period on just a 5% increase in sales, reflecting solid operating leverage.

Shipments to the Middle East and Asia more than offset nuclear and naval project delays

International sales, which comprised 55% of total sales in the quarter, measurably strengthened by 37%, or $3.8 million, to $14.2 million in the fiscal 2013 third quarter compared with the same prior-year period. The growth was driven by increased sales in the Middle East and Asia. Third quarter sales to the U.S. market were $11.4 million, or 45% of total sales, compared with $13.9 million in the same prior-year period. The decline in U.S. sales was directly related to project delays associated with the naval nuclear propulsion program (“NNPP”) and new-build nuclear power facilities along with typical variations in geographic sales mix.

Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “Shipments to the refining and petrochemical markets in the Middle East and Asia were strong during the quarter offsetting lower sales in the U.S. Delays with the naval nuclear propulsion program and new-build nuclear power projects are to be expected for complex projects of these magnitudes and, as a result, customers have pushed the length of time to completion out by several quarters.”

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Graham Corporation Reports Third Quarter Fiscal 2013 Sales Increase 5%

February 01, 2013

Sales by Industry

($ in millions)

	3Q FY2013	% of Total	3Q FY2012	$ Change	% Change
Refining	$10.9	43%	$7.5	$3.4	45%
Chemical/Petrochemical	$6.5	25%	$4.7	$1.8	38%
Power (incl. Nuclear)	$4.1	16%	$6.5	$(2.4)	(37)%
Other Commercial and Industrial (incl. NNPP)	$4.1	16%	$5.6	$(1.5)	(27)%

Total	$25.6	100%	$24.3	$1.3	5.3%

In the third quarter of fiscal 2013, sales to the refining industry increased on higher demand for Graham’s engineered-to-order products primarily in the Middle East and Asia. Higher chemical/petrochemical industry sales reflected the conversion of orders to sales in the Middle East, where demand continues to be strong. The declines in sales to the power market (which includes nuclear power), and to other commercial and industrial markets (which includes the NNPP), were primarily related to customer timing associated with large project requirements.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter to quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing one to two year basis.

Strong operating leverage

Gross profit was $7.1 million, or 27.8% of sales, in the third quarter of fiscal 2013 compared with $6.5 million, or 26.6% of sales, in the same period of the prior fiscal year and compared with $7.9 million, or 30.5% of sales, in the trailing second quarter of fiscal 2013. The improvements in gross profit and margin compared with the prior-year quarter reflected orders received approximately nine to twelve months back when market conditions began to improve. On a trending basis, although margins in backlog have generally been improving, gross margin declined in the fiscal 2013 third quarter compared with the trailing second quarter as a result of customer and product mix.

Selling, general and administrative (“SG&A”) expenses in the third quarter of fiscal 2013 were $3.2 million, down from $3.8 million in the prior-year period. Fiscal 2013’s third quarter SG&A benefitted from a $975 thousand reversal of the second year contingent earn-out provision related to the December 2010 acquisition of Energy Steel. Excluding this benefit, third quarter fiscal 2013 adjusted SG&A was up $0.3 million, or 9.0%, to $4.2 million.

The Energy Steel acquisition agreement provided the seller with the opportunity to achieve an earn out of up to $1.0 million for each of the first two full calendar years (calendar years 2011 and 2012) of Graham’s ownership of Energy Steel. The first year earn out (calendar year 2011) was achieved and paid to the seller in January 2012. The earn out for the second year (calendar year 2012) was not achieved as a result of lower order volume and project timing during calendar year 2012.

“Energy Steel has proven to be a successful acquisition for Graham. Energy Steel’s backlog has more than doubled and its addressable market has expanded from the benefit of Graham’s technical capabilities. We have also broadened Graham’s growth potential with an additional market leg in the nuclear power industry. We have grown Energy Steel’s traditional U.S. repair and replacement parts business and also penetrated the domestic new build market. In addition, we have seen early successes in international markets with orders in China, Korea and Eastern Europe. We believe we set challenging criteria for the earn out, and although the second year goal was missed, since its acquisition the business has generated a strong cash return that has exceeded our hurdle rate,” commented Jeffrey F. Glajch, Vice President of Finance and CFO of Graham Corporation.

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Graham Corporation Reports Third Quarter Fiscal 2013 Sales Increase 5%

February 01, 2013

SG&A as a percent of sales was 12.4% in the third quarter of fiscal 2013. Adjusted SG&A, excluding the benefit of the earn-out provision reversal, was 16.2% of sales, up from 15.7% in the prior-year period as a result of investments in additional personnel in anticipation of higher sales volume.

Operating profit in the third quarter of fiscal 2013 was $3.9 million, or 15.4% of sales, compared with $2.6 million, or 10.9% of sales, in the third quarter of fiscal 2012. Excluding the $975 thousand reserve reversal, adjusted operating profit was $3.0 million, or 11.6% of sales.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $4.5 million, or 17.4% of sales, in the third quarter of fiscal 2013 compared with $3.2 million, or 13.0% of sales, in the same period of the prior fiscal year. Graham believes that when used in conjunction with measures prepared in accordance with generally accepted accounting measures in the U.S. (“GAAP”), EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Graham’s effective tax rate for the third quarter of fiscal 2013 was 22.5%, compared with 36.9% in the same prior-year period. The lower tax rate was the result of the reversal of the Energy Steel earn-out provision.

First Nine Months of Fiscal 2013 Review

Net sales for the first nine months of fiscal 2013 were $74.1 million, down from $82.9 million in the same prior-year period. International sales were $34.8 million and represented 47% of total sales in the first nine months of fiscal 2013, compared with $40.0 million, or 48% of total sales, in the first nine months of fiscal 2012. Compared with the same prior-year period, U.S. sales decreased 9%, or $3.7 million, to $39.3 million for the first nine months of fiscal 2013.

Gross profit for the fiscal 2013 nine month period declined to $21.3 million, or 28.7% of total sales, compared with $27.5 million and 33.1% in the same prior-year period. Lower gross profit for the nine month period reflected lower relative margins in the first half of the current fiscal year. On a comparative basis, the first half of fiscal 2012 benefitted from higher margin projects which were won during the last up cycle.

SG&A expenses of $11.7 million in the fiscal 2013 nine month period were down from $11.9 million in the first nine months of fiscal 2012. Excluding the impact of the Energy Steel earn-out reserve reversal describe above, adjusted SG&A for the nine month period ending on December 31, 2012 increased $0.8 million. As a percentage of sales, SG&A was 15.8% in the first nine months of fiscal 2013 compared with 14.4% in the same period of the prior fiscal year. Adjusted SG&A as a percent of sales during the first nine months of fiscal 2013 was 17.1%.

EBITDA for the first nine months of fiscal 2013 was $11.1 million, or 15.0% of sales, compared with $17.0 million, or 20.5% of sales, in the same prior-year period. See the attached tables for important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Net Income in the first nine months of fiscal 2013 was $7.1 million, or $0.70 per diluted share, compared with net income of $10.1 million, or $1.01 per diluted share, in the same period of fiscal 2012.

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Graham Corporation Reports Third Quarter Fiscal 2013 Sales Increase 5%

February 01, 2013

Strong balance sheet provides financial flexibility

Cash flow provided by operations in the third quarter and first nine months of fiscal 2013 was $8.7 million and $14.9 million, respectively, compared with $7.5 million in the third quarter of fiscal 2012 and $3.9 million during the nine month period ended December 31, 2011. The increase in cash provided by operations was primarily related to improvements in working capital requirements.

Cash, cash equivalents and investments at December 31, 2012 increased to $55.1 million compared with $41.7 million at March 31, 2012 and $46.9 million at September 30, 2012.

Capital expenditures were $0.4 million in the third quarter of fiscal 2013 compared with $1.1 million in the third quarter of fiscal 2012. For the first nine months of fiscal 2013, capital expenditures were $1.0 million. Capital expenditures in fiscal 2013 are expected to be approximately $1.5 million to $2.0 million.

Graham had no borrowings outstanding under its credit facility at the end of the third quarter of fiscal 2013. There were $11.3 million in letters of credit outstanding under Graham’s credit facility as of December 31, 2012, reducing borrowing capacity by an equivalent amount.

Strong pipeline of opportunities and increasing bid activity

Mr. Lines concluded, “We remain optimistic in both the long-term outlook in our markets and our ability to achieve our goal of over $200 million in annual revenue in this next cycle. The order release pattern for the early stages of the recovery in our markets has been somewhat unusual, with bidding activity building nicely, while at the same time, there has been an inconsistent release of orders. Nonetheless, we expect as we move through fiscal 2014 to reach the inflection point at which time our book to bill ratio will more regularly exceed one-to-one, and our backlog should begin to expand to reflect the momentum.”

Orders during the third quarter of fiscal 2013 were $24.6 million, up 12% from $21.9 million in the third quarter of fiscal 2012, but down 4% from orders of $25.6 million in the trailing second quarter of fiscal 2013. Compared with the same prior-year period, orders in the third quarter from the refining market increased by $11.4 million to $13.4 million, power market orders were down by $5.9 million to $5.0 million and orders from other industrial and commercial markets decreased by $0.7 million to $3.6 million. Orders from the chemical/petrochemical market were down in the third quarter by $2.1 million to $2.6 million when compared with the same prior-year period.

Orders from U.S. customers represented 50%, or $12.3 million, of total orders during the third quarter of fiscal 2013, while orders from international markets accounted for $12.3 million of total orders. Graham expects that orders will continue to be variable between quarters, but that in the long run orders will be relatively balanced between domestic and international markets.

Graham’s backlog was $90.7 million at December 31, 2012, compared with $91.8 million at September 30, 2012 and $72.5 million at December 31, 2011. Approximately 37% of projects in backlog as of the end of the third quarter were for refinery projects, 27% were for power projects, including nuclear, and 10% were for chemical and petrochemical projects. All other industries served by Graham accounted for 26% of backlog.

Approximately 75% to 85% of orders currently in backlog are expected to be converted to sales within the next 12 months. The current conversion rate is a result of the two multiyear orders in backlog for new-build U.S. nuclear facilities and the aircraft carrier order for the U.S. Navy’s NNPP. The project that was on hold at September 30, 2012, valued at $1.0 million, was released by the customer and is expected to be in production during the fiscal year ending March 31, 2014.

Graham adjusted its expectations for full year fiscal 2013 revenue to be between $102.5 million and $107.5 million while expectations regarding gross margin for the year remain unchanged at 29% to 31%. SG&A expense for fiscal 2013 is expected to be between 15.5% and 16.0% of sales for fiscal 2013. Excluding the impact of the reversal of the earn-out reserve, fiscal 2013 SG&A is expected to be

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Graham Corporation Reports Third Quarter Fiscal 2013 Sales Increase 5%

February 01, 2013

between 16.5% and 17.0% of sales. Graham expects its full year fiscal 2013 tax rate to be in the 29% to 30% range. This includes the expected effect of the recent extension of the R&D tax credit, which will impact the fourth quarter of fiscal 2013.

Webcast and Conference Call

Graham will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review Graham’s financial condition and operating results for the third quarter and first nine months of fiscal 2013, as well as Graham’s strategy and outlook. The review will be accompanied by a slide presentation which will be available on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling 1-201-689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com.

To listen to the archived call, dial 1-858-384-5517, and enter replay pin number 406939. A telephonic replay will be available from approximately 2:00 p.m. Eastern Time on the day of call through Friday, February 8, 2013. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For more than 75 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to Graham’s acquisition of Energy Steel & Supply Co. (including but not limited to, the integration of the acquisition of Energy Steel, revenue, backlog and expected performance of Energy Steel, and expected expansion and growth opportunities within the domestic and international nuclear power generation markets), anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch, Vice President - Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com

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Graham Corporation Reports Third Quarter Fiscal 2013 Sales Increase 5%

February 01, 2013

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Third Quarter Fiscal 2013 Sales Increase 5%

February 01, 2013

Graham Corporation Third Quarter Fiscal 2013

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	December 31,		%	December 31,		%
	2012	2011	Change	2012	2011	Change
Net sales	$25,633	$24,329	5.4%	$74,068	$82,936	(10.7)%
Cost of products sold	18,505	17,856	3.6%	52,791	55,357	(4.6)%
Cost of goods sold – amortization	—	11	(100)%	—	120	(100.0)%

Gross profit	7,128	6,462	10.3%	21,277	27,459	(22.5)%

Gross profit margin	27.8%	26.6%		28.7%	33.1%
Other expenses and income:
Selling, general and administrative	3,131	3,764	(16.8)%	11,538	11,754	(1.8)%
Selling, general and administrative - amortization	57	56	1.8%	170	163	4.3%

	3,188	3,820	(16.5)%	11,708	11,917	(1.8)%

Operating profit	3,940	2,642	49.1%	9,569	15,542	(38.4)%
Operating profit margin	15.4%	10.9%		12.9%	18.7%
Interest income	(13)	(12)	8.3%	(38)	(48)	(20.8)%
Interest expense	19	55	(65.5)%	(271)	260	(204.2)%

Income before income taxes	3,934	2,599	51.4%	9,878	15,330	(35.6)%
Provision for income taxes	887	959	(7.5)%	2,826	5,206	(45.7)%

Net income	$3,047	$1,640	85.8%	$7,052	$10,124	(30.3)%

Per share data:
Basic:
Net income	$0.30	$0.16	87.5%	$0.70	$1.02	(31.4)%

Diluted:
Net income	$0.30	$0.16	87.5%	$0.70	$1.01	(30.7)%

Weighted average common shares outstanding:
Basic:	10,034	9,955		10,023	9,954
Diluted:	10,057	9,991		10,046	9,991
Dividends declared per share	$0.02	$0.02		$0.06	$0.06

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Graham Corporation Reports Third Quarter Fiscal 2013 Sales Increase 5%

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Graham Corporation Third Quarter Fiscal 2013

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	December 31,	March 31,
	2012	2012
Assets
Current assets:
Cash and cash equivalents	$28,110	$25,189
Investments	26,997	16,499
Trade accounts receivable, net of allowances ($72 and $43 at December 31 and March 31, 2012, respectively)	11,389	11,593
Unbilled revenue	7,655	12,667
Inventories	7,385	6,047
Prepaid expenses and other current assets	412	467
Income taxes receivable	3,126	4,479
Deferred income tax asset	91	37

Total current assets	85,165	76,978
Property, plant and equipment, net	13,101	13,453
Prepaid pension asset	2,813	2,238
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	4,833	4,968
Other assets	188	102

Total assets	$123,338	$114,977

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$88	$85
Accounts payable	6,125	6,303
Accrued compensation	4,482	4,652
Accrued expenses and other current liabilities	2,581	3,707
Customer deposits	9,353	7,257
Deferred income tax liability	2,347	2,244

Total current liabilities	24,976	24,248
Capital lease obligations	150	203
Accrued compensation	298	293
Deferred income tax liability	7,473	7,404
Accrued pension liability	228	229
Accrued postretirement benefits	922	895
Other long-term liabilities	92	85

Total liabilities	34,139	33,357

Stockholders’ equity:
Preferred stock, $1.00 par value - Authorized, 500 shares
Common stock, $.10 par value - Authorized, 25,500 shares Issued,10,329 and 10,297 shares at December 31 and March 31, 2012, respectively	1,033	1,030
Capital in excess of par value	18,338	17,745
Retained earnings	80,836	74,383
Accumulated other comprehensive loss	(7,707)	(8,160)
Treasury stock (336 and 346 shares at December 31 and March 31, 2012, respectively)	(3,301)	(3,378)

Total stockholders’ equity	89,199	81,620

Total liabilities and stockholders’ equity	$123,338	$114,977

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Graham Corporation Reports Third Quarter Fiscal 2013 Sales Increase 5%

February 01, 2013

Graham Corporation Third Quarter 2013

Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Nine Months Ended
	December 31,
	2012	2011
Operating activities:
Net income	$7,052	$10,124
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	1,390	1,177
Amortization	170	283
Amortization of unrecognized prior service cost and actuarial losses	666	293
Discount accretion on investments	(10)	(4)
Stock-based compensation expense	463	465
Loss on disposal of property, plant and equipment	8	5
Deferred income taxes	(259)	192
(Increase) decrease in operating assets:
Accounts receivable	210	(1,657)
Unbilled revenue	5,017	1,642
Inventories	(1,335)	2,264
Prepaid expenses and other current and non-current assets	74	(224)
Prepaid pension asset	(575)	(624)
Increase (decrease) in operating liabilities:
Accounts payable	(257)	(3,665)
Accrued compensation, accrued expenses and other current and non-current liabilities	(1,138)	678
Customer deposits	2,087	(4,893)
Income taxes receivable	1,354	(2,196)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	31	54

Net cash provided used by operating activities	14,948	3,914

Investing activities:
Purchase of property, plant and equipment	(971)	(2,621)
Proceeds from disposal of property, plant and equipment	4	4
Purchase of investments	(60,488)	(16,398)
Redemption of investments at maturity	50,000	37,920
Acquisition of Energy Steel & Supply Co.	—	384

Net cash (used) provided by investing activities	(11,455)	19,289

Financing activities:
Principal repayments on capital lease obligations	(61)	(57)
Issuance of common stock	55	378
Dividends paid	(599)	(594)
Purchase of treasury stock	—	(221)
Excess tax (deficiency) benefit on stock awards	(2)	197

Net cash used by financing activities	(607)	(297)

Effect of exchange rate changes on cash	35	47

Net decrease increase in cash and cash equivalents	2,921	22,953
Cash and cash equivalents at beginning of period	25,189	19,565

Cash and cash equivalents at end of period	$28,110	$42,518

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Graham Corporation Reports Third Quarter Fiscal 2013 Sales Increase 5%

February 01, 2013

Graham Corporation Third Quarter Fiscal 2013

EBITDA Reconciliation

(Unaudited)

(Amounts in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
Net income	$3,047	$1,640	$7,052	$10,124
+Net interest expense	6	43	(309)	212
+Income taxes	887	959	2,826	5,206
+Depreciation & amortization	520	525	1,560	1,460
EBITDA	$4,460	$3,167	$11,129	$17,002
EBITDA Margin %	17.4%	13.0%	15.0%	20.5%

EBITDA is defined as consolidated net income before interest expense, income taxes, and depreciation and amortization. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand of operating performance. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Third Quarter Fiscal 2013 Sales Increase 5%

February 01, 2013

Graham Corporation Third Quarter Fiscal 2013

Additional Information

ORDER & BACKLOG TREND

($ in millions)

	Q112 6/30/11	Q212 9/30/11	Q312 12/31/11	Q412 3/31/12	FY2012 Total	Q113 6/30/12	Q213 9/30/12	Q313 12/31/12
Orders	$19.0	$23.5	$21.9	$42.3	$106.7	$19.7	$25.6	$24.6
Backlog	$85.2	$75.1	$72.5	$94.9	$94.9	$92.0	$91.8	$90.7

SALES BY INDUSTRY FY 2013

($ in millions)

FY 2013	Q1 6/30/12	% of Total	Q2 9/30/12	% of Total	Q3 12/31/12	% of Total	Q3 YTD	% of Total
Refining	$5.2	23%	$5.8	22%	$10.9	43%	$21.9	30%
Power	$5.2	23%	$6.7	26%	$4.1	16%	$16.0	21%
Chemical/ Petrochem	$5.6	25%	$8.3	32%	$6.5	25%	$20.4	28%
Other Commercial and Industrial	$6.5	29%	$5.1	20%	$4.1	16%	$15.7	21%
Total	$22.5		$25.9		$25.6		$74.0

SALES BY INDUSTRY FY 2012

($ in millions)

FY 2012	Q1 6/30/11	% of Total	Q2 9/30/11	% of Total	Q3 12/31/11	% of Total	Q4 3/31/12	% of Total	FY2012	% of Total
Refining	$12.0	48%	$12.2	36%	$7.5	31%	$4.4	21%	$36.1	35%
Power	$5.6	23%	$10.3	31%	$6.5	27%	$5.8	29%	$28.2	28%
Chemical/ Petrochemical	$3.1	12%	$4.1	12%	$4.7	19%	$6.1	30%	$18.0	17%
Other Commercial and Industrial	$4.3	17%	$7.0	21%	$5.6	23%	$4.0	20%	$20.9	20%
Total	$25.0		$33.6		$24.3		$20.3		$103.2

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Graham Corporation Reports Third Quarter Fiscal 2013 Sales Increase 5%

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Graham Corporation Third Quarter Fiscal 2013

Additional Information

(Continued)

SALES BY REGION FY 2013

($ in millions)

FY 2013	Q1 6/30/12	% of Total	Q2 9/30/12	% of Total	Q3 12/31/12	% of Total	Q3 YTD	% of Total
United States	$12.6	56%	$15.3	59%	$11.4	45%	$39.3	53%
Middle East	$1.4	6%	$3.0	12%	$6.9	27%	$11.3	15%
Asia	$2.7	12%	$2.7	10%	$5.4	21%	$10.8	15%
Other	$5.8	26%	$4.9	19%	$1.9	7%	$12.6	17%
Total	$22.5		$25.9		$25.6		$74.0

SALES BY REGION FY 2012

($ in millions)

FY 2012	Q1 6/30/11	% of Total	Q2 9/30/11	% of Total	Q3 12/31/11	% of Total	Q4 3/31/12	% of Total	FY2012	% of Total
United States	$11.2	45%	$17.8	53%	$13.9	57%	$12.5	62%	$55.4	54%
Middle East	$6.6	26%	$5.2	16%	$2.7	11%	$1.8	9%	$16.3	16%
Asia	$2.9	12%	$6.5	19%	$3.9	16%	$4.0	20%	$17.3	17%
Other	$4.3	17%	$4.1	12%	$3.8	16%	$2.0	9%	$14.2	13%
Total	$25.0		$33.6		$24.3		$20.3		$103.2

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